Exhibit (h)(3)

HEWITT MONEY MARKET FUND

SHAREHOLDER SERVICING AGREEMENT

This Shareholder Servicing Agreement (the “Agreement”) is made this 1st day of May, 2017, by and between Hewitt Series Trust (the “Trust”), on behalf of its portfolio known as Hewitt Money Market Fund (the “Fund”), and Hewitt Financial Services LLC (“HFS”).

W I T N E S S E T H:

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company;

WHEREAS, pursuant to that certain Purchase Agreement (the “Purchase Agreement”), dated as of February 9, 2017, by and between Aon plc, a public limited company organized under the laws of England and Wales and the indirect parent company of HFS (“Parent”), and Tempo Acquisition, LLC, a Delaware limited liability company (“Buyer”), subject to the terms and conditions set forth therein, Parent will cause the equity interests of Hewitt Associates, LLC, an Illinois limited liability company and the direct parent company of HFS, to be sold, transferred, conveyed and delivered to Buyer or one of its subsidiaries at the Closing (as such term is defined in the Purchase Agreement);

WHEREAS, the Trust and HFS previously entered into that certain Amended and Restated Shareholder Servicing Agreement, dated as of March 1, 2008 (the “Prior Agreement”); and

WHEREAS, the Prior Agreement terminated automatically as a result of the Closing and therefore the Trust and HFS wish to enter into this Agreement to be effective from and after the Closing with respect to the furnishing of account related services to certain shareholders of the Fund (“Shareholder Services”);

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment. The Trust hereby appoints HFS to serve as shareholder servicing agent of the Fund on the terms set forth in this Agreement, and HFS accepts such appointment and agrees to render the services herein.

2. Duties as Shareholder Servicing Agent. Subject to the supervision and direction of the Board of Trustees of the Trust, HFS, as shareholder servicing agent, undertakes to perform the following specific services:

(a) Maintain records showing the number of the Fund’s shares owned by shareholders; and

(b) Send, or arrange to be sent, all shareholder communications of the Fund to shareholders.

HFS shall have the right to retain one or more other organizations, including its affiliates, to furnish any of the services required to be provided by HFS hereunder; provided, however, that HFS shall remain fully responsible for all such services in accordance with the terms of this Agreement.

3. Anti-Money Laundering Program. HFS represents, warrants and covenants to the Trust that:

(a) it has established and maintains, and will continue to maintain and operate, an anti-money laundering program and/or procedures (including the Trust’s Customer Identification Procedures as outlined in the Trust’s Anti-Money Laundering Program) in accordance with all applicable laws, rules and regulations of its own jurisdiction including, where applicable, the Bank Secrecy Act (as amended by the USA PATRIOT Act of 2001 (the “Act”)). HFS further represents that it will adopt appropriate policies, procedures and internal controls to be fully compliant with any additional laws, rules or regulations, including the Act, to which it may become subject, including compliance with the rules adopted by the Treasury Department regarding (1) suspicious activity, and (2) foreign financial institutions;

(b) it applies, and will continue to apply, its anti-money laundering program and/or procedures to all customers/investors of the Fund, and will take appropriate steps in accordance with the laws of its own jurisdiction to ensure that all relevant documentation is retained, as required, including identification relating to those customers/investors;

(c) it will provide an annual certification to the Trust confirming that it has implemented an anti-money laundering program and/or procedures as described in paragraph (a), and that it has performed, and intends to continue to perform, the requirements of the Trust’s Customer Identification Procedures. HFS will provide to the Trust periodic reports on the implementation of the anti-money laundering program and its ability to monitor the program;

(d) it complies with the United States regulations imposed by the Treasury Departments’ Office of Foreign Assets Control (“OFAC”), including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, which prohibit, among other things, the engagement in transactions with, holding the securities of, and the provision of services to certain embargoed foreign countries and specially designated nationals, specially designated narcotics traffickers, terrorist sanctions, and other blocked parties;

(e) it does not believe, has no current reason to believe and will notify the Trust immediately if it comes to have reason to believe that any shareholder of the Fund is engaged in money-laundering activities or is associated with any terrorist or other individual, entity or organization sanctioned by the United States or the jurisdictions in which it does business, or appear on any lists of prohibited persons, entities, and jurisdictions maintained and administered by OFAC; and

(f) if it has delegated to any third party or parties any of its tasks under this Agreement, HFS has secured from that third party such representations, warranties and undertakings as are necessary to permit HFS to provide the representations, warranties and covenants as are set forth in subparagraphs (a)-(e) above.

4. Compliance. HFS agrees to comply with all applicable federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement. HFS agrees to provide the Trust with such certifications, reports and other information as the Trust may reasonably request from time to time to assist it in complying with, and monitoring for compliance with, applicable laws, rules and regulations.

5. Allocation of Expenses. HFS shall bear all expenses in connection with the performance of its services under this Agreement, except that the Trust shall reimburse HFS for out-of-pocket costs incurred in transmitting shareholder communications to shareholders.

6. Fees.

(a) For the services rendered pursuant to this Agreement, the Trust shall on behalf of the Fund pay HFS the fees set forth in Schedule A, annexed hereto.

(b) HFS will bill the Trust as soon as practicable after the end of each calendar month. The Trust will promptly pay to HFS the amount of such billing.

7. Limitation of Liability.

(a) HFS shall not be liable to the Fund or the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from HFS’s willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. The Fund and the Trust will indemnify HFS against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the willful misfeasance, bad faith or gross negligence of HFS in the performance of such obligations and duties or by reason of its reckless disregard thereof.

(b) The Trust and HFS agree that the obligations of the Trust under this Agreement shall not be binding upon any of the members of the Board of Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Fund, as provided in the Declaration of Trust.

(c) In no event and under no circumstances shall either party to this Agreement be liable to the other party for consequential or indirect loss of profits, reputation or business or any other special damages under any provision of this Agreement or for any act or failure to act hereunder.

8. Term and Termination.

(a) This Agreement shall become effective on the date hereof and shall continue from year to year until terminated by either party. Either party may terminate this Agreement, without penalty, at any time upon not than less than sixty (60) days’ prior written notice to the other party.

(b) This Agreement shall terminate automatically in the event of its “assignment,” as such term is defined by the 1940 Act and the rules thereunder unless such automatic termination shall not be required as a result of an exemptive rule or order of the Securities and Exchange Commission.

9. Amendment to this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is bought.

10. Miscellaneous.

(a) This Agreement shall be construed in accordance with the laws of the State of Illinois.

(b) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

(c) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d) This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

HEWITT SERIES TRUST

By:	/s/ Jeremy Fritz
Name:	Jeremy Fritz
Title:	President

HEWITT FINANCIAL SERVICES LLC

By:	/s/ John Mikowski
Name:	John Mikowski
Title:	Vice President

SCHEDULE A

FEE SCHEDULE

The fee payable to HFS under this Agreement shall be computed at the annual rate of 0.25% of the average daily net assets of the Fund, and shall be paid monthly.